                                                                    EXHIBIT 10.9

                      NON-QUALIFIED STOCK OPTION AGREEMENT

                              MARINER ENERGY, INC.
                              STOCK INCENTIVE PLAN



     Optionee:
                            ------------------------

     Date of Grant:              March 11, 2005

     NQO Number
                            ------------------------

1. Grant of Options. Mariner Energy, Inc. (the "Company") hereby grants to you the right and option ("Options") to purchase all or any part of an aggregate of [______] Common Shares ("Shares") of Mariner Energy, Inc. on the terms and conditions set forth herein and in the Mariner Energy, Inc. Stock Incentive Plan (the "Plan"), which is incorporated herein by reference as a part of this Agreement. This grant of Options is not intended to qualify as incentive stock options. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise.

2. Exercise Price. The exercise price per Share purchased pursuant to the exercise of the Options shall be $14.00, subject to adjustment as provided in the Plan.

3. Vesting and Exercise of Option. Subject to the further provisions of this Agreement, the Options shall become vested and may be exercised in accordance with the following schedule, by written notice to the Company at its principal executive office addressed to the attention of its Secretary (or such other officer or employee of the Company as the Company may designate from time to time):

                   Anniversary of                   Cumulative
                   Date of Grant                 Vested Percentage
                   -------------                 -----------------
                  Less than 1 year                         0%
                      1 year                          33 1/3%
                      2 years                         66 2/3%
                  3 years or more                        100%

     Notwithstanding the above schedule, but subject to the further provisions hereof, upon the occurrence of the following events the Options shall vest and become exercisable as provided below:

     (a) Disability. If you are entitled to benefits under Section 7(d) of your Employment Agreement entered into with the Company, dated February 7, 2005 ("Employment Agreement") or, if the Employment Agreement has terminated, your employment with the Company terminates by reason of a disability that entitles you to benefits under the Company's or a Subsidiary's long-term disability plan, the Options shall become fully vested and, subject to the further provisions of this Agreement, may be exercised at any time during the one-year period following such termination by you or by your guardian or legal representative (or, if you die during such one-year period, by your estate or the person who acquires the Options by will or the laws of descent and distribution).

     (b) Death. If you die while in the employ of the Company, the Options shall become fully vested and, subject to the further provisions of this Agreement, your estate (or the person who acquires the Options by will or the laws of descent and distribution) may exercise the Options at any time during the one-year period following the date of your death.

     (c) Termination by the Company other than for Cause. If your employment with the Company is terminated by the Company for any reason other than for Cause (as defined below), the Options shall become 50% vested (to the extent less than 50% vested) and, subject to the further provisions of this Agreement, may be exercised at any time during the three-month period following such termination by you or by your guardian or legal representative (or by your estate or the person who acquires the Options by will or the laws of descent and distribution or otherwise by reason of your death if you die during such period), but only as to the vested number of Shares (including the Shares, if any, that became vested under this Section 3(c)) that you were entitled to purchase hereunder as of the date your employment so terminates. For purposes of this Section 3, the term "Cause" shall have the have the meaning ascribed to such term in your Employment Agreement, or if the Employment Agreement has terminated, shall mean
          (i) a material failure to perform your duties, (ii) your conviction of or plea of nolo contendere for any felony or any misdemeanor involving moral turpitude, dishonesty, fraud or breach of trust, (iii) your willful engagement in gross misconduct in the performance of your duties, (iv) your substance abuse, (v) your misappropriation of funds, or (vi) your disparagement of the Company or any Subsidiary or any of their respective managements or employees.

     (d) Termination For Cause or other than for Good Reason. Except as otherwise provided in Section 3(f) below, if your employment with the Company is terminated by the Company for Cause or by you other than for a Good Reason (as defined below) the Options, whether or not then vested, shall immediately cease to be exercisable upon such termination and shall be cancelled automatically without payment. For purposes of this Section 3, the term "Good Reason" shall have the meaning ascribed to such term in your Employment Agreement, or if the Employment Agreement has terminated, shall mean (i) a material adverse change in the nature or scope of your authorities, powers, duties and functions performed; (ii) a material reduction in your base salary or in the cash bonus opportunities made available to you, excluding opportunities under (A) any plan, program, arrangement or agreement providing for compensation in the form of overriding royalty interests or income from overriding royalty interests, (B) any equity-based compensation plans, programs, arrangements or agreements, including, but not limited to, stock options, and (C) 401(k) and profit-sharing plans; or (iii) your permanent place of employment with the Company is changed to a location that is more than 50 miles from your location prior to such change.

     (e) For Good Reason. Except as otherwise provided in Section 3(f) below, if your employment with the Company is terminated by the Company for Good Reason, the Options shall become 50% vested (to the extent less than 50% vested) and, subject to the further provisions of this Agreement, may be exercised at any time during the three-month period following such termination by you or by your guardian or legal representative (or by your estate or the person who acquires the Options by will or the laws of descent and distribution or otherwise by reason of your death if you die during such period), but only as to the vested number of Shares (including the Shares, if any, that became vested under this Section 3(e)) that you were entitled to purchase hereunder as of the date your employment so terminates.

     (f) Change of Control. Upon the occurrence of a Change of Control (as defined in your Employment Agreement entered into with the Company, dated February 7, 2005 ("Employment Agreement")) that occurs while you are employed by the Company or within nine months following a termination of your employment with the Company that entitles you to severance under Section 7(c) of your Employment Agreement, the Options shall become fully vested to the extent not already vested.

     For purposes of this Agreement, "employment with the Company" shall include being an employee or a director of the Company or a Subsidiary.

     There is no minimum or maximum number of Shares that must be purchased upon exercise of the Options. Instead, the Option may be exercised, at any time and from time to time, to purchase any number of Shares that are then vested and exercisable according to the provisions of this Agreement.

     All Options that are not vested on your termination of employment as provided above shall be automatically cancelled without payment upon your termination, except that if your employment with the Company terminated and you were entitled to severance benefits under Section 7(c) of your Employment Agreement, then the non-vested portion of this Option, if any, shall remain outstanding (but not exercisable) until the date that is nine months after your termination from the Company. If a Change of Control occurs during such nine month period, the non-vested portion of this Option that becomes vested as a result of such Change of Control may be exercised subject to the further provisions of this Agreement, at any time during the three month period following such Change of Control by you or by your guardian or legal representative (or by your estate or the person who acquires the Options by will or the laws of descent and distribution or otherwise by reason of your death if you die during such period).

4. Term. Notwithstanding any of the foregoing, the Options shall not be exercisable in any event after the expiration of 10 years from the Date of Grant.

5. Payment of Exercise Price. The purchase price of the Shares as to which the Options are exercised shall be paid in full at the time of exercise
     (a) in cash (including by check acceptable to the Company), (b) if the Shares are readily tradable on a national securities market or exchange, through a "cashless broker exercise" program approved in advance by the Company, (c) any other method approved by the Company, including, with the consent of the Committee, by withholding a number of Shares that would otherwise be delivered on exercise of the Option that have an aggregate Fair Market Value that does not exceed the aggregate exercise price for the Options being then exercised, or (d) any combination of the foregoing. No fraction of a Share shall be transferred upon exercise of the Options. Unless and until a certificate or certificates representing such Shares shall have been transferred by the Company to you, you (or the person permitted to exercise the Options in the event of your death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to Shares acquirable upon an exercise of the Options.

6. Withholding of Tax. To the extent that the exercise of an Option results in the receipt of compensation by you with respect to which the Company or a Subsidiary has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Subsidiary, you shall either deliver to the Company or the Subsidiary such amount of money as the Company or the Subsidiary may require to meet its withholding obligations under such applicable law or have the Company withhold a number of Shares that would otherwise be delivered on exercise or vesting that have an aggregate Fair Market Value that does not exceed the amount of taxes to be withheld; provided, however, that if you fail to satisfy the Company's or the Subsidiary's tax withholding obligations, the Company, in its sole discretion, may withhold a number of Shares that would otherwise be delivered on exercise or vesting that have an aggregate Fair Market Value equal to the amount of taxes required to be withheld. No delivery of Shares shall be made pursuant to the exercise of an Option under this Agreement until you have paid or made arrangements approved by the Company or the Subsidiary to satisfy in full the applicable tax withholding requirements of the Company or Subsidiary.

     Restrictions. By accepting this grant, you agree that the Shares which you may acquire by exercising the Options will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the book entry made (or the certificates, if any are issued) representing the Shares purchased under the Options may bear such restriction, restrictions, legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Shares purchased under the Options on the transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Shares purchased under the Options.

8. Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under you.

10. Entire Agreement. This Agreement, the Plan, and the Employment Agreement constitute the entire agreement of the parties with regard to the subject matter hereof and thereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Option granted hereby. Without limiting the scope of the preceding sentence, all prior understanding and agreements, if any, among the parties hereto relating to the subject matter hereof and thereof are hereby null and void and of no further force and effect.

11. Modifications. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of new
     Section 409A of the Internal Revenue Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles thereof.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer all effective as of the day and year first above written.

                                   MARINER ENERGY, INC.

                                   By:
                                      ---------------------------------------
                                      Scott D. Josey
                                      Chief Executive Officer and President